Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2017 SECOND-QUARTER RESULTS

Increases Quarterly Dividend

MONROE, Mich., November 30, 2016—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2017 second quarter ended October 29, 2016.

Fiscal 2017 second-quarter highlights:

•                  The company reported earnings per diluted share of $0.42 attributable to La-Z-Boy Incorporated compared with $0.41 in the prior year’s second quarter;

•                  Consolidated operating margin was 8.8% for the quarter versus 8.7% in last year’s second quarter;

•                  Operating margin for the upholstery segment was 12.7%, the highest in any second quarter since fiscal 2003;

•                  The company acquired four stores in the Canadian market; and

•                  The company generated $18.3 million in cash from operating activities.

Sales for the fiscal 2017 second quarter were $376.6 million, down 1.6% compared with the prior year’s second quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $20.8 million, or $0.42 per diluted share, versus $21.0 million, or $0.41 per diluted share, in last year’s second quarter.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy Incorporated, said, “While the consumer environment experienced weaker demand during the summer and early fall, macroeconomic indicators that generally bode well for discretionary spending and home furnishings remain positive.  With that as a backdrop, our advertising, merchandising and promotional plans remain intact as we strategically position the company to capitalize on what is typically a strong holiday selling season.  Also, we are making investments in our business to drive long-term growth and profitability.  Earlier this month, we bought nine La-Z-Boy Furniture Galleries® stores from an independent dealer as part of our ongoing plan to grow our integrated retail platform.  And, as we look for additional growth opportunities, we signed an agreement to acquire the license for the La-Z-Boy brand in the U.K. and Ireland and plan to close on the transaction during the third quarter.  From an operating perspective, on slightly down sales for the quarter, our margin improved to 8.8%.  As we enter the back half of fiscal 2017, the company is well positioned in the marketplace with our brand strength, product offering, speed-to-market advantage and vast distribution network.”

Wholesale Segments

For the fiscal 2017 second quarter, sales in the company’s upholstery segment decreased 3.3% to $295.8 million versus the prior year’s second quarter.  In the casegoods segment, sales for the fiscal 2017 second quarter were $25.9 million, down 8.3% from last year’s second quarter.

Darrow commented, “For the quarter, our upholstery segment posted a 12.7% operating margin, the highest operating margin achieved for the segment in the second quarter since fiscal 2003.  This performance demonstrates the efficiencies our supply chain initiatives are delivering with respect to procurement and plant productivity.  Additionally, our ERP system, which was implemented throughout the La-Z-Boy branded facilities about a year ago, is helping us manage our inventory and work flow better, and our on-time shipping and speed to market have increased significantly over last year, enabling us to provide excellent service to our dealers and delight our ultimate consumer.”

Darrow added, “At the High Point Furniture Market, we expanded our Urban Attitudes collection and power offerings as well as fabrics offered throughout the iClean™ line, which we believe will be very popular with consumers.  On the marketing side, we recently produced two new commercials featuring Brooke Shields as our brand ambassador, one highlighting the iClean™ product and one showcasing our In-Home Design service.  With the new fabrics available on retail floors, the first commercial began airing this month, with the second slated for early in 2017.”

Darrow stated, “As we identify additional growth initiatives, the prospect to monetize the value of the La-Z-Boy brand outside North America is one such opportunity.  Annual sales volume for the United Kingdom and Ireland La-Z-Boy business is approximately $42 million, based on current exchange rates, and we intend to make investments in both the brand and our digital presence in the markets to drive sales growth.  With the licensing agreement in place today, we are already capturing approximately half the U.K. and Ireland volume; acquiring the license will enable us to capture the rest.”

Darrow continued, “We continue to make progress in our casegoods business with respect to streamlining the segment’s operations, which contributed to the 11.0% operating margin for the quarter. Our teams based in the U.S. and Hong Kong have worked to improve the service levels to our dealers and we are in a strong in-stock position ahead of our key selling season.  We have continued to refresh our product offering with more transitional looks.  With our recent product introductions at the High Point Market, we believe our portfolio is well balanced and offers our dealer base a wide array of collections to show on their floors.  Kincaid also launched a renewed effort to open new proprietary Kincaid Gallery accounts, which was met with enthusiasm, and we believe this initiative, coupled with new product introductions, will provide for more opportunity to champion the brand’s solid-wood construction.”

Retail Segment

For the fiscal 2017 second quarter, sales in the company’s retail segment increased 11.3% to $107.4 million versus the prior year’s second quarter.  On the core 111 stores included in last year’s comparable quarter, delivered sales for the segment decreased 5.5%.

Darrow stated, “We are more than half way through our 4-4-5 store build-out strategy, and as the company opens new stores as part of that initiative, we have also been acquiring stores from retiring independent dealers, increasing our ownership percentage of the La-Z-Boy Furniture Galleries® network.  Early in the quarter, we acquired four stores in Canada, our first foray into that country, and subsequent to quarter end, we acquired nine stores in the northeastern Pennsylvania market, with seven in the state, one in Dover, NJ and one in Middletown, NY.  We expect the nine stores to contribute approximately $35 million in sales on an annual basis to the company’s retail segment and to be immediately accretive to the segment’s profitability.  During the period the company opened two stores, acquired four stores, and closed one store.”

Darrow stated, “Due to lower delivered sales for our core stores, coupled with the high fixed-cost structure of the retail business, we were not able to maintain our profitability and our operating margin for the retail segment declined to 2.8% for the quarter.  Additionally, with respect to advertising, we spent to a higher anticipated sales plan across our entire base of stores during the period and did not achieve the expected results.  Further, we continued to run tests in a number of targeted markets and while the up-spend in these markets was successful, it was not enough to change our profitability for the quarter.  For the period, on lower traffic, our conversion was positive, and we experienced an increase in average ticket, driven by In-Home Design sales and an increase in custom orders.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the second quarter of fiscal 2017, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, declined 4.4% versus last year’s second quarter.  As the quarter progressed, however, same-store sales trends improved, with October representing only a 1.9% decline.

For the second quarter, total written sales, which include new and closed stores, decreased 1.2% compared with the fiscal 2016 comparable period.  At the end of the second quarter, the La-Z-Boy Furniture Galleries® store system was composed of 343 stand-alone stores, with 102 in the new concept design format.

Darrow commented, “Throughout fiscal 2017, we plan to execute approximately 27 projects, including new stores, remodels and relocations, resulting in 11 net new stores.  During the second quarter, the network opened three new stores, remodeled one store and closed two stores.  In the third quarter of fiscal 2017, we are planning for four new stores, one relocation, and three remodels throughout the network.”

FISCAL 2017 PROJECTED* STORE ACTIVITY

	Total FY16	New	Closed	Acquired	Total FY17	Remodel	Relocation
Company-owned	124	8	(1)	14	145	3	—
Dealer-owned	214	7	(3)	(14)	204	6	3
Total	338	15	(4)	—	349	9	3

*Projects anticipated to be completed.

Balance Sheet and Cash Flow

During the quarter, the company generated $18.3 million in cash from operating activities.  La-Z-Boy ended the quarter with $105.6 million in cash and cash equivalents, $31.2 million in investments to enhance returns on cash, and $9.0 million in restricted cash.  During the period, the company invested $10.7 million acquiring four La-Z-Boy Furniture Galleries® stores,  had $5.0 million in capital expenditures, paid $4.9 million in dividends, and spent $6.2 million purchasing approximately 250,000 shares of stock in the open market under its existing authorized share purchase program, with remaining authorization to purchase 3.3 million shares.

Dividend

The board of directors increased the company’s regular quarterly dividend to shareholders by 10% to $0.11 per share.  The dividend will be paid on December 15, 2016, to shareholders of record as of December 9, 2016.

Business Outlook

Darrow concluded, “We believe the growth strategies we are employing will carry La-Z-Boy into the future and deliver improved performance.  In addition to capitalizing on the strength of our brand and efficient operating structure, we are confident our vast distribution structure, which includes the La-Z-Boy Furniture Galleries® network of stores, Comfort Studios®, and a multitude of additional dealers, gives us a unique competitive advantage in the marketplace.  We will continue to invest in our business across a number of areas to drive growth and profitability.  At the same time, we are identifying growth strategies for the future.  While the consumer environment for the past six months has been somewhat choppy, our team is well versed in adapting our marketing plans and merchandising strategies to ensure we resonate with the consumer, and I have every confidence we will navigate our way through this period.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Thursday, December 1, 2016, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-calendar. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10149.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, forward-looking statements. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy

Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the impact of potential goodwill or intangible asset impairments; and (t) those matters discussed in Item 1A of our fiscal 2016 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 132 of the 343 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 343 stand-alone La-Z-Boy Furniture Galleries® stores and 553 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.